CALAMOS®

Investment strategies for your serious money®

Code of Ethics and Insider Trading Policy

CALAMOS ASSET MANAGEMENT, INC.

CALAMOS ADVISORS LLC

CALAMOS FINANCIAL SERVICES LLC

CALAMOS PARTNERS LLC

CALAMOS WEALTH MANAGEMENT LLC

CALAMOS INVESTMENT TRUST

CALAMOS ADVISORS TRUST

CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND

CALAMOS CONVERTIBLE AND HIGH INCOME FUND

CALAMOS STRATEGIC TOTAL RETURN FUND

CALAMOS GLOBAL TOTAL RETURN FUND

CALAMOS GLOBAL DYNAMIC INCOME FUND

Code of Ethics

and

Insider Trading Policy

March 17, 20091

1 Amends and Restates Code dated December 20, 2007.

THE PURCHASE AND SALE OF SECURITIES BY CALAMOS PERSONNEL	16

Trading Policies and Procedures for Non-CAM Securities	16
Pre-Clearance of Covered Securities Transactions 16
Open-End Mutual Funds Advised or Subadvised by Calamos	17
Calamos Closed-End Funds	17

Trading Policies and Procedures for CAM Securities	17

Additional Trading Restrictions	18
No Transactions with Clients	18
No Conflicting Transactions	18
Initial Public Offerings	18
Private Placements	19
Short-term/Speculative Trading	19
Margin Accounts	19

Exceptions and Exemptions to Trading Policies, Procedures and Restrictions	19
Discretionary Accounts of Outside Trustees	19
De Minimis Exception	20
Hardships	20
Corporate Trading/Seed Money	20

Policies and Procedures Regarding Trading In Securities Of CAM by Personnel
and Related Persons	21
Blackout Periods and Trading Windows	21
Quarterly Blackout Periods	21
Retirement Plan Blackout Periods	22
Event Specific Blackout Periods	22
Certain Exceptions	22
Prohibitions	23
Additional Requirements for Directors and Executive Officers	24
Section 16 Reporting and Prohibitions	25
Rule 144	26

OTHER REGULATORY REQUIREMENTS	26

Outside Employment	26
Service As A Director Or Officer	26
Gifts	26
Accepting Gifts and Entertainment	26
Presenting Gifts and Entertainment	27
Identifying Actual or Potential Conflicts of Interest	27

YEARLY CERTIFICATION	28

RECORD RETENTION	28

SUMMARY

This summary of the Code of Ethics and Insider Trading Policy (the “Code”) is provided for your convenience. It is not a substitute for reading and understanding the Code, and all personnel are responsible for complying with the Code as a condition of continuing employment with Calamos Asset Management, Inc. (“CAM”), its subsidiaries and affiliates (collectively, “Calamos”).

One of the most important assets that Calamos has is its reputation.  Clients would not retain Calamos or invest in its products if they did not trust us, and the Code is designed to establish certain standards and procedures that will ensure that their trust is well-placed. Most of the provisions of the Code mirror requirements of federal securities laws, or those of agencies that regulate our businesses, such as the Securities and Exchange Commission and Financial Industry Regulatory Authority (“FINRA”).  These provisions require Calamos to place the interests of its clients first at all times, and not to take inappropriate advantage of the trust which our clients and others place in us.  The Code also is designed to assure that Calamos’ investment decisions remain independent and are not influenced by personal considerations.

The Code addresses five main areas:

●	Restrictions on the use of Material Nonpublic Information;

●	Confidentiality of information obtained in the course of employment;

●	Public disclosure of information about CAM;

●	The buying and selling of securities by Calamos personnel (including the buying and selling of securities of CAM itself); and

●	Specific limitations on activity of Calamos personnel imposed by various regulations.

The first four of these areas focus on the legal and regulatory obligations of Calamos and its personnel with respect to inside information and trading on or disclosing that information.  The final area deals with regulatory limitations on conduct by Calamos personnel that could potentially harm Calamos or its customers in other ways.

Frequently Asked Questions About the Code

■
Provisions of the Code apply to all Calamos personnel, as well as to their “Related Persons,” as defined below, which includes certain members of your immediate family and certain accounts in which you have control or certain financial interests.

■
You may never buy or sell a security if you are aware of Material Nonpublic Information that is relevant to the transaction.  This prohibition applies to transactions that you may authorize or advise for any Calamos customer or personal securities account that you own, in whole or part, or have control or substantial influence over.

■	You may not buy or sell any security if that transaction could cause a conflict of interest or an appearance of a conflict of interest in relation to your position with Calamos.

■
You must pre-clear personal transactions involving publicly traded Covered Securities of individual companies not meeting the de minimis exception.  In calculating the value of options for purposes of the de minimis exception, the calculation is based on the value of the shares underlying the option contract, and not the value of the option contract.

■	The de minimis exception does not exist for purchases and sales of CAM securities. All transactions in CAM securities must be pre-cleared.

■
Any investment in an open-end mutual fund advised or subadvised by Calamos must be held for at least 30 days (excluding percentage allocation changes or payroll deduction percentages within your 401(k)).  Exceptions must receive prior approval and will be limited to hardship or other unusual circumstances.

■	You must pre-clear the purchase or sale of exchange traded funds not meeting the de minimis exception as these securities are deemed to be Covered Securities under the provisions of the Code.

■
Transactions and holdings reports are maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

Ask First

If you have questions regarding the Code or any particular securities transaction, call a member of the  Compliance Department before acting.

UNDERSTANDING AND APPLYING THE CODE

Purpose

The investment management, mutual funds and financial services industries are highly regulated.  All are subject to a wide variety of laws and regulations designed to protect investors.  Similarly, publicly-traded companies are required to meet strict standards to protect the integrity of the markets in which their securities trade.

Calamos Asset Management, Inc. (“CAM”) is a publicly-traded company.  Its subsidiaries and affiliated companies are primarily involved in the investment management, mutual funds and financial services industries.  Predictably, CAM is subject to a wide variety of regulations.  Unless otherwise indicated in this Code of Ethics and Insider Trading Policy (the “Code”), the term “Calamos” means CAM and its subsidiaries.  The purpose of the Code is to explain certain of the responsibilities of Calamos and its personnel, and to establish standards to which all Calamos personnel are held.  The Code supplements the CAM Code of Business Conduct and Ethics and the Calamos Employee Handbook.

Scope

The Code applies to all directors, officers and employees of Calamos and other businesses effectively controlled by Calamos, as well as to any outsiders, including agents and consultants, that have access through Calamos to Material Nonpublic Information.

The Code applies to all transactions in securities including but not limited to common stock, options and other derivative instruments (e.g. futures contracts) for common stock, debt securities, and any other securities that CAM or any other company may issue.

Questions regarding the Code or its application to specific transactions should be directed to the Chief Compliance Officer of Calamos or General Counsel of Calamos.

Understanding the Terms

Capitalized terms used in this Code have special meanings defined below.  It is important for you to read and become familiar with each definition used in the Code.

“Access Person“

Access Persons means any director, officer, employee of Calamos or an investment company managed by Calamos with the exception of Outside Trustees, Unaffiliated Trustees or Outside Directors or as otherwise provided under this Code.

“Beneficial Ownership Interest”

Beneficial Ownership Interest shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and rules and regulations thereunder.  As a general matter, you have Beneficial Ownership in a Covered Security if you have or share a direct or indirect Pecuniary Interest in the security, including through any contract, arrangement, understanding, and relationship or otherwise.  Although this list is not exhaustive, you generally would be the beneficial owner of the following:

●	Securities held in your own name,

●	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements,

●	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan, and

●	Securities owned by a corporation which is directly or indirectly Controlled by, or under common Control with, you.

“Broad-based Security”

A Broad-based Security generally refers to any security index that would not be classified as a narrow-based security index under the definitions or exclusions set forth in the Commodity Exchange Act and the Securities Exchange Act of 1934 or that meets certain criteria specified jointly by the CFTC and the SEC. Examples include but are not limited to; the S&P 500, NASDAQ-100, Wilshire 5000, Russell 3000, AMEX Major Market and the Value Line Composite indices.

“Control”

Control means the power to exercise a controlling influence, which is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power (e.g., the ability to exercise power).  Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity is presumed to control that entity.  In interpreting “Control,” the Chief Compliance Officer will interpret the term consistent with Section 2(a)(9) of the 1940 Act.

“Covered Security”

Covered Security means any stock, bond, future, investment contract, shares of closed-end funds, shares of open-end mutual funds for which Calamos is the advisor or subadvisor, exchange traded funds, or any other instrument that is considered a “security” of the Investment Company Act of 1940.  The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities,” such as: options on securities, on indexes, and on currencies; limited partnership interests; interests in a foreign unit trust or foreign mutual fund; municipal securities, interests in a private investment fund, hedge fund, or investment club; or any right to acquire any security such as a warrant or convertible.  In addition, purchases and sale transactions in Covered Securities in any 401(k) plan, excluding percentage allocation changes or payroll deduction percentages, are considered transactions in Covered Securities.

The term Covered Security does not include direct obligations of the U. S. government (U.S. treasury bills, notes and bonds), money market instruments (including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements), shares of open-end mutual funds not advised or subadvised by Calamos or units in 529 College Savings Plans.

“Fund”

Fund means an investment company, or series of investment companies, managed by Calamos.

“Immediate Family”

Immediate Family means sharing the same household, which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

“Investment Person”

Investment Person means each person who makes, or participates in making, investment decisions or recommendations for Calamos clients, or who, in connection with his or her regular functions or duties with Calamos, makes, participates in, or obtains information regarding the purchase or sale of securities by a client.  Investment Person includes each Calamos portfolio manager, each research analyst, each support staff member working directly with portfolio managers and analysts, and each trader.

“Material” Information

Information should be regarded as material if it could be important to decisions to buy, sell or hold a company’s securities.  Any information that could reasonably be expected to affect the price of company securities should be considered material.  Material information can be positive or negative, and can relate to historical facts, projections, or future events.  Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company.

During the course of their employment, Calamos personnel can learn material information about many companies, including CAM.  Information dealing with the following subjects is likely to be found material in particular situations:

Financial Related Subjects:
●	Financial results
●	Changes in earnings forecasts
●	Unusual significant gains, losses or charges
●	Significant write-downs in assets
●	Significant changes in revenues
●	Significant liquidity issues
●	Changes in dividends
●	Stock splits
●	Stock repurchases
●	Changes in debt ratings
●	Significant new equity or debt offerings

Corporate Developments:
●	Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances
●	Major changes in directors or executive officers

Product Related Subjects:
●	Important new product offerings
●	Significant developments related to a company’s product offerings
●	Significant developments related to a company’s distribution relationships
●	Significant developments related to intellectual property

Other Subjects:
●	Developments regarding significant litigation
●	Developments regarding government agency actions
●	Execution or termination of significant contracts

This list is only illustrative, and certainly is not all-encompassing.  Many other types of information may be considered material.  When in doubt about whether particular information about CAM or another company is material, exercise caution and consult with the Chief Compliance Officer or the General Counsel.

“Material Nonpublic Information”

Material Nonpublic Information is information that is not known to the general public, that, if known to the public, could reasonably be expected to affect the price of a company’s securities, or be considered important in deciding whether to buy, sell or hold a security.  It is often referred to as “inside information.”

“Nonpublic” Information

Information about a company is considered nonpublic if it is not available to the general public.  In order for information to be considered available to the general public, it must have been widely disseminated in a manner designed to reach investors.  This is generally done by the company issuing a national press release or making a publicly-available filing with the Securities and Exchange Commission ("SEC").  The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Even after public disclosure of material information regarding a company, an insider with knowledge of the information must wait a period of two full trading days after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on NASDAQ to the closing of trading on NASDAQ on that day.  Accordingly, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in Company securities starting on Thursday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information at that time), because two full trading days would have elapsed by then (all of Tuesday and Wednesday).  If the announcement is made on Tuesday after trading has begun on NASDAQ, an employee in possession of the information may not trade in Company securities until Friday.  If the announcement is made on Friday after trading begins, an employee may not trade in Company securities until Wednesday of the following week.  NASDAQ holidays do not count as trading days and will impact this schedule.

“Outside Directors”

Outside Directors means those directors of Calamos Asset Management, Inc. who are not employees of Calamos.

“Outside Trustees “

Outside Trustees means those trustees of a fund who are not “interested persons” of the fund, as that term is defined in the Investment Company Act of 1940.

“Pecuniary Interest”

Pecuniary Interest in a security means the opportunity, directly or indirectly, to profit or share in any profit or fees derived from a transaction in the security.  An indirect Pecuniary Interest includes:

●
Covered Securities held by a member of an Access Person’s “Immediate Family”.  For example, you would be presumed to have an indirect Pecuniary Interest in Covered Securities held by your minor child who lives with you but not in Covered Securities held by your adult child who does not live with you.  You may request that a member of your Immediate Family be excluded from the Code’s reach by contacting the Chief Compliance Officer and demonstrating why it would be appropriate.  For example, it may be appropriate to exclude your adult uncle who lives with you from the Code’s reach.

●	A general partner’s proportionate interest in the portfolio Covered Securities held by a general or limited partnership.

●	A person’s right to dividends that is separated or separable from the Covered Securities.

●
A beneficiary’s pecuniary interest in Covered Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such beneficiary (such Pecuniary Interest being to the extent of the person’s pro rata interest in the trust).

Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment Control over the trust.

●
A settlor or grantor of a trust (i.e., you establish the trust) if you reserves the right to revoke the trust without the consent of another person, unless you do not exercise or share investment Control over the Covered Securities.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Covered Securities held by a corporation or similar entity in which the person owns Covered Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment Control over the entity’s portfolio.

“Related Person”

Related Person includes your spouse or equivalent domestic partner, minor children, relative living in your home, and certain trusts under which you or a related party is a beneficiary or held under other arrangements, including a sharing of financial interest. Calamos personnel are responsible for ensuring that their Related Persons comply with the provisions of the Code.

“Tipping”

Tipping is the disclosure of Material Nonpublic Information to another person for the purpose of trading or other unauthorized purpose.  Tipping can result in liability for both the tipper and tippee.

“Unaffiliated Trustees”

Unaffiliated Trustees means those Trustees of a fund who are not affiliated persons of Calamos but are not Outside Trustees.

Consequences Of Failure To Comply With Code

External Penalties

Legal penalties for trading on or tipping Material Nonpublic Information are severe.  They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages.  The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel.  Significant penalties have been imposed even when the disclosing person did not profit from the trading.

Action By Calamos

In addition to these possible outside sanctions, Calamos personnel who violate prohibitions on insider trading or tipping will face additional action from Calamos itself, up to and including termination of employment.

Compliance with the provisions of the Code is a condition of employment of Calamos. Taking into consideration all relevant circumstances, management of Calamos will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include disgorgement of profits, monetary fines, letters of sanction, suspension of trading privileges, suspension or termination of employment, or removal from office.

The Board of Trustees of any investment company for which Calamos Advisors LLC is the investment adviser (each, a “Fund”) will determine what action is appropriate for any breach of the provisions of the Code by an Outside Trustee or Unaffiliated Trustee, which may include removal from the Board.   The Board of Directors of CAM will determine what action is appropriate for any breach of the provisions of the Code by an Outside Director, which may include removal from the Board.

Transactions and reports filed pursuant to the Code will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with request for information from government agencies. Additional information may be required to clarify the nature of particular transactions.

RESTRICTIONS ON THE USE OF CONFIDENTIAL INFORMATION BY CALAMOS PERSONNEL

General Prohibitions

Material Nonpublic Information is an important type of confidential information, but it is only one type of confidential information. Our customers and suppliers entrust Calamos with important information relating to their personal and business matters.  The nature of this relationship requires strict confidentiality and trust.  In safeguarding the information received, Calamos earns the respect and further trust of our customers and suppliers.  All employees, including agents and consultants, will be required to sign a Confidentiality Agreement at the time they are hired and this agreement carries an obligation to maintain strict confidentiality, even after an employee’s employment is terminated.

Any violation of confidentiality seriously injures Calamos' reputation and effectiveness.  Therefore, personnel are not to discuss confidential Calamos business with anyone who does not work for Calamos, and should never discuss business transactions with anyone who does not have a direct association with the transaction.  Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality.  If an employee becomes aware of anyone breaking this trust, they should report the incident to a member of management immediately.

If someone outside Calamos or the employee’s department asks questions regarding confidential matters, you are not required to answer.  Instead, you should refer the request to the department supervisor or a member of senior management.

No one is permitted to remove or make copies of any Calamos records, reports or documents without prior approval from management.

Material Nonpublic Information About Other Companies

Calamos personnel may become aware of confidential information concerning another company.  This information may be Material Nonpublic Information and, as noted above, trading of securities, including futures or options of the company based on this information is a violation of federal securities law.  An employee cannot trade on this information.  Because of its seriousness, trading on or tipping of confidential information about other companies will result in immediate termination of employment.  Trading in open-end mutual funds, like the Calamos Mutual Funds, is generally permitted because the pricing of shares in these Funds is done daily, and has greater transparency than the pricing of other securities.  However, there may be times when such trading would be improper based upon other information.

Material Nonpublic Information About Calamos

If a director, officer, employee, agent or consultant of Calamos has Material Nonpublic Information relating to CAM or its securities, it is CAM's policy that neither that person nor any Related Person may buy, sell or recommend securities of CAM.  The prohibition applies to market purchases and sales that are part of stock option exercises.  It is the responsibility of each employee to make sure that transactions in any Covered Security by any Related Person complies with the provisions of the Code.

No director, officer, employee, agent or consultant of Calamos may disclose ("tip") Material Nonpublic Information about CAM, or products managed by CAM, to any other person, including Related Persons, not authorized by Calamos to have such information. Repeating rumors about CAM could also constitute insider trading or conduct that could result in market manipulation. Even casual remarks can be misinterpreted and repeated; therefore associates should develop the personal discipline to maintain confidentiality.

Any director, officer, employee, agent or consultant of Calamos who becomes aware of material non-public information pertaining to CAM must always remember that this information must be kept in strict confidence and not shared with others. Additionally, directors, officers, employees, agents or consultants of Calamos should not participate in the spreading of rumors, including forwarding of emails containing rumors. If an employee becomes aware of anyone breaking this trust, they should report the incident to a member of management immediately.

In addition, no director, officer, employee, agent or consultant of Calamos may make recommendations or express opinions based on Material Nonpublic Information regarding trading in CAM securities.

Confidentiality Of Nonpublic Information About Calamos

Nonpublic information relating to Calamos is the property of Calamos and the unauthorized disclosure of such information is prohibited.  Various laws and regulations govern the methods and timing of announcements of information to the public.  Unauthorized disclosures to select individuals or groups could result in substantial liability for you and Calamos.

Public Disclosure Of Information About Calamos And Its Closed-End Funds

In the event any director, officer, employee, agent, or consultant of Calamos receives any inquiry from outside the company, such as from the media, a stock analyst or investors, for information that may be nonpublic information (particularly financial results or projections), the inquiry must be referred to  Investor Relations.  Since Calamos’ closed-end funds are also publicly traded, the same restrictions apply to disclosure of information about those products. This department is responsible for coordinating and overseeing the release of such information to the media, investing public, analysts and others in compliance with applicable laws and regulations, including Regulation FD.

In communicating with analysts and the general public, Calamos and CAM will observe the following practices:

●	Communications to analysts or the general public regarding CAM should be made only by John P. Calamos, Sr., Nick P. Calamos, the CAM Chief Financial Officer, or by Investor Relations.

●	CAM will not issue projections of, or comment on, future investment performance of itself or any of its products, including the mutual funds.

●	All disclosure of material information made by CAM about itself and the closed-end funds managed by Calamos will be broadly disseminated to the public.

●
Ordinary communications of material information by and about CAM generally will be through press release, through regular channels.  CAM will not issue materials regarding itself “for broker-dealer use only” or with similar restrictions; instead, any such materials will be distributed as press releases. If conference telephone calls to discuss material information are scheduled by CAM with analysts, CAM will provide adequate notice of the calls, and permit investors to listen in by telephone or Internet web casting.

If any Calamos employee inadvertently discloses Material Nonpublic Information to analysts or other market professionals about CAM, or the closed-end funds managed by Calamos, CAM is obligated to provide that information to the general public no later than 24 hours after the statement is made, or the commencement of the next day’s trading on NASDAQ.  Investor Relations and the Legal Department must be notified immediately of any such inadvertent disclosure that comes to the attention of any Calamos personnel.

REPORTING REQUIREMENTS

As part of its obligations under the securities laws, Calamos is required to maintain information about the trading activity of its personnel.

1.	Initial Disclosure of Accounts and Covered Securities

When an Access Person begins employment with Calamos or becomes an Unaffiliated Trustee, such person must within 10 days disclose on an Initial Securities Holdings Form all investment or brokerage accounts and Covered Securities in which he or she has a Beneficial Ownership Interest, if any.  This report must contain the following information which must be current as of a date no more than 45 days prior to the date the person became an Access Person:

●
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security in which you had any direct or indirect Beneficial Ownership Interest when you became an Access Person

●	The name of any broker, dealer or bank with whom you maintained an account in which any Securities were held for your direct or indirect benefit as of the date you became an Access Person, and

●	The date that the report is submitted by you.

In addition, an Access Person must notify the Compliance Department in writing within 10 days of the opening of a new investment or brokerage account in which the Access Person has a Beneficial Ownership.

2.	Quarterly Transaction Reports

Each Access Persons and Unaffiliated Trustees shall report all personal transactions in Covered Securities in which he or she has a Beneficial Ownership Interest, including transactions in shares of all mutual funds and closed-end funds, during a quarter to the Compliance Department no later than 30 days after the end of the calendar quarter. Quarterly transaction reports shall include the following information for each individual transaction:

●	the date of the transaction, title and number of shares or principal amount, interest rate and maturity date (if applicable) of each Covered Security involved;

●	the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);

●	the price at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected;

●	the account number; and

●	the date the report is submitted.

In addition, for each account established by an Access Person or Unaffiliated Trustee in which any securities were held during the quarter for the direct or indirect benefit of the Access Person or Unaffiliated Trustee, the quarterly report shall include:

●	the name of the broker, dealer, custodian or bank with whom the account was established;

●	the date the account was established;

●	the account number; and

●	the date the report is submitted.

Note that an Access Person need not submit specific information relating to trading activity with a quarterly transaction report under this section if it would duplicate information contained in broker trade confirmations or account statements received by the Compliance Department within the time periods described in this section.  In addition, quarterly transaction reports are not required to include transactions made pursuant to an automatic investment plan contained in broker trade confirmations or account statements received by the Compliance Department.

3.	Annual Holdings Reports

On an annual basis, you are required to provide an annual holdings report to the Chief Compliance Officer that contains certain information which must be current as of a date no more than 45 days before the report is submitted.  Annual reports shall be delivered to the Compliance Department between January 2 and January 30 of each year.  This report must contain the following information:

●
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which you had any direct or indirect Beneficial Ownership,

●	The name of any broker, dealer or bank with whom you maintained an account in which any Securities were held for your direct or indirect benefit, and

●	The date that the report is submitted by you.

4.	Confirmations and Statements for all Brokerage and Investment Accounts

Each Access Persons is required to direct brokers, dealers or banks to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations of personal securities transactions and copies of periodic statements for all securities accounts in which he or she has a Beneficial Ownership Interest.  Please instruct the applicable brokerage firms to provide those copies to: Calamos Financial Services LLC, Attn: Compliance Department, 2020 Calamos Court, Naperville, IL 60563.  Upon request, the Compliance Department will send a standard letter to a brokerage firm advising them of Calamos’ arrangements under this Policy.

You are responsible for ensuring initially that Compliance receives these confirmations and statements and for following up subsequently if Compliance notifies you that they are not being received.  Compliance may direct you to close an account if the broker fails to provide periodic confirmations or account statements on a timely basis.

5.	General Rules of Reporting of Personal Securities Transactions

●
An Outside Trustee, Unaffiliated Trustee, or Outside Director shall report in writing to the Chief Compliance Officer of the Calamos Family of Funds, within 30 days after the end of a calendar quarter, any transaction by him or her or a Related Person of any of him or her in a Covered Security if, at the time of the transaction he or she knew, or in the ordinary course of fulfilling his or her duties as a Trustee or Director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that Covered Security was made by or considered for a Fund.  Such reporting shall contain the same information required for Access Persons (as described in section 2).

●
An Outside Trustee or Unaffiliated Trustee shall also report in writing to the Chief Compliance Officer of the Calamos Family of Funds, within one business day, any personal securities transaction by him or her or a Related Person of any of him or her in shares of Calamos closed-end Funds.  Such reporting is required to meet obligations under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

●
An Outside Director shall also report in writing to the General Counsel of Calamos Asset Management, Inc., within one business day, any personal securities transaction by him or her or a Related Person, including but not limited to automatic dividend reinvestments in securities of Calamos Asset Management, Inc. (CLMS).  Such reporting is required to meet obligations under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

●	Reports relating to the personal securities transactions of the Chief Compliance Officer shall be reviewed by the General Counsel.

6.	Certification of Compliance

Each Access Person is required to certify annually that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and (iii) he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.  The Chief Compliance Officer shall annually distribute a copy of the Code and require certification by all covered persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

Any Access Person who has not engaged in any personal securities transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

7.	Report to Fund Board

The Chief Compliance Officer of the Calamos Family of Funds shall provide an annual writtenreport to the Board of Trustees of the Fund that:

●	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

●
describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

●	certifies to the board that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and

●	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

In addition, the officers of each Fund shall report to the Board of the Fund on a quarterly basis any material violations of the Code.

THE PURCHASE AND SALE OF SECURITIES BY CALAMOS PERSONNEL

Persons involved in the financial services industry are subject to restrictions on the way in which they can buy and sell securities for their own accounts.  These restrictions are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses and have a fiduciary obligation with respect to trading vis-à-vis client accounts.  There are additional restrictions imposed on the trading of Calamos personnel in securities of CAM.  Calamos has long had such restrictions on the personal securities trading activity of its personnel.  Such limitations are designed to prevent violations of the securities laws, as well as to avoid even the appearance of impropriety in trading by Calamos personnel, and all personal trading must be done in a manner consistent with the provisions of this Code.

Trading Policies and Procedures for Non-CAM Securities

1.	Pre-Clearance of Covered Securities Transactions

Except as expressly provided in this section, no Access Person shall engage in a Covered Securities transaction in which he or she has a Beneficial Ownership Interest unless the transaction has been approved in advance by any one of the CEO, Senior Executive Vice President, Chief Compliance Officer or General Counsel, none of whom may approve his or her own transactions.  In addition, the personal securities transactions of the CEO and Senior Executive Vice President must be approved in advance by the Chief Compliance Officer or General Counsel.  Each approval shall be in writing and shall be forwarded to the Compliance Department to be filed in the employee’s trading files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The provisions of this Code are intended to limit the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code.  Therefore, the pre-clearance provisions of the Code shall not apply to:

●	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control, including discretionary accounts;

In order for an account to be deemed discretionary, approval must be received from the Chief Compliance Officer.  Supporting documentation must be provided in the form of a letter from the manager of the discretionary account, a completed Request for Exclusion from the Code of Ethics and Insider Trading Policy Form and a copy of the most recent account statement.

●
Purchases or sales that are non-volitional on the part of either the person subject to the Code or any client (including transactions pursuant to Rule 10b5-1 plans, discussed below) such as assignment of options or exercise of an option at expiration;

●	Purchases that are part of an automatic dividend reinvestment plan (additional restrictions apply to CAM dividend reinvestment plan described below);

●
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

●	Purchases or sales of municipal securities; and

●
Purchase of shares of open-end mutual funds advised or subadvised by Calamos.  Provided, however, that in order to prevent market timing in open-end funds advised or subadvised by Calamos, pre-clearance is required for the redemption or exchange of such mutual fund shares held for a period of less than 30 calendar days (excluding percentage allocation changes or payroll deduction percentages within your 401(k)).

2.	Open-End Mutual Funds Advised or Subadvised by Calamos

Access Persons wishing to redeem or exchange any shares of open-end mutual funds advised orsubadvised1 by Calamos held for a period of less than 30 calendar days, (excluding percentage allocation changes or payroll deduction percentages within your 401(k)) must obtain written approval from any one of the Chief Compliance Officer or General Counsel, neither of whom may approve his or her own transactions.  The beginning of the holding period for all transactions starts with the most recent purchase or under a “last-in-first-out” methodology (commonly referred to as LIFO).

3.	Calamos Closed-End Funds

All transactions in Calamos Closed-End Funds must be pre-cleared.  In addition, officers and Trustees of Calamos closed-end Funds and Executive Officers of Calamos Advisors LLC and Calamos Financial Services LLC must notify the General Counsel of any purchases or sales of Calamos closed-end Funds, excluding dividend or capital gain reinvestments, on the day such transaction was effected.  Such notification is required to meet reporting obligations under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

Trading Policies and Procedures for CAM Securities

●	No Outside Trustee nor Unaffiliated Trustee many own, directly or indirectly, a Beneficial Ownership Interest in any CAM securities.

●
Outside Directors, officers and employees of Calamos must obtain prior clearance from the Chief Compliance Officer or the General Counsel of CAM before he, she or a Related Person engages in any transactions in CAM securities, including but not limited to stock option exercises, gifts, or any other transfer of securities.  Pre-clearance is required even during a trading window.

1 As of 3/01/09; CAL also acts as sub‐investment adviser to the American Beacon Enhanced Income Fund, the Dunham Appreciation and Income Fund of the AdvisorOne Funds, the UBAM – Calamos US Equity Growth Fund , the Thrivent Partner All Cap Growth Portfolio of the Thrivent Series Fund, Inc., and Genworth Calamos Growth Fund of the Genworth Variable Insurance Trust.

●
If pre-clearance is granted, the individual must execute his or her trade within the period of time indicated by the approving person on the pre-clearance form, which period of time shall not exceed two business days from the day on which pre-clearance is granted.

For further discussion of the policies, procedures and restrictions relating to transactions in CAM securities please see “Policies and Procedures Regarding Trading in Securities of CAM” below.

Additional Trading Restrictions

1.	No Transactions with Clients

No Access Person or Outside Trustee shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.

2.	No Conflicting Transactions

No Access Person, Outside Director, Outside Trustee, Unaffiliated Trustee nor any Related Person of any of them, shall purchase or sell, directly or indirectly, any Covered Security in which such persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end  fund advised or subadvised by Calamos) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.  A purchase of a security is being “actively considered” (a) when a recommendation to purchase or sell has been made for the client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Absent extraordinary circumstances, a personal securities transaction of the same (or equivalent2) securities (excluding transactions in a Broad-based Security) shall not be executed until the sixth business day following the completion of any transaction for a client.

Absent extraordinary circumstances, a personal securities transaction of the same3 Broad-based Security shall not be executed until the second business day following the completion of any transaction for a client. The purchase and sale of shares of any open-end fund advised or subadvised by Calamos by an Investment Person, Access Person, Outside Trustee or Outside Director shall not be viewed as a conflicting transaction for the purpose of this section.

2 For the purposes of identifying an equivalent security, for individual entities, the Compliance department will review client transactions at the issuer level.  Therefore, a request for an equity purchase will be denied if a conflicting convertible security in the same name has been placed for a client within five business days. Barring any further activity or conflicts, the associate could trade on the sixth business day.

3 For the purposes of identifying the same Broad-based Security, the Compliance department will review client transactions for an identical match.  For instance, a request to transact in an option on an index will conflict with a client transaction if the strike and expiration are identical.  If there is a match with an option on an index, the associate transaction must be placed one business day after the client transaction, or on the second day.

3.	Initial Public Offerings

No Access Person shall acquire Beneficial Ownership Interest in any security in an initial public offering.

4.	Private Placements

No Access Person shall acquire a Beneficial Ownership Interest in any security in a private placement without the express written prior approval of the President or Senior Executive Vice President of Calamos. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with Calamos or its clients.

An Investment Person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for a client’s account. Any investment decision for the client relating to that security must be made by other Investment Persons.

5.	Short-term/Speculative Trading

The Code requires each access person to avoid excessive or speculative trading in their Covered Account(s) that may cause undue financial risk or reduce their effectiveness in carrying out responsibilities at Calamos.  It is important to note that market fluctuation in leveraged securities may require you to liquidate within a relatively short window of time.  As a general guideline, we would consider a holding period of 30 days sufficient to avoid instances of excessive or speculative trading.

Investment Persons have a minimum holding period of 30 days from the time of purchase in addition to being subject to the pre-clearance procedures. For purpose of counting the 30 days, the beginning of the holding period for all transactions starts with the most recent transaction or under a “last-in-first-out” methodology (commonly referred to as LIFO). This prohibition includes short sales and applies without regard to tax lot considerations and without regard to profitability.  Investment Persons are responsible for ensuring that the 30-day rule is observed when pre-clearance requests are made.

6.	Margin Accounts

Although margining and pledging securities as collateral is not prohibited, it is strongly discouraged.  In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan.  If such a sale occurs during a blackout period, or when you have access to material non-public information, it may result in unlawful insider trading and/or violations to the provisions of Section 16.  If you are unable to meet a margin call, you must contact the Chief Compliance Officer in advance of the call date to discuss plausible exit strategies.

Exceptions and Exemptions to Trading Policies, Procedures and Restrictions

1.	Discretionary Accounts of Outside Trustees

A purchase or sale of securities in an account in which an Outside Trustee or a Related Person of an Outside Trustee has a Beneficial Ownership Interest shall not be subject to the prohibitions of the Code if the account is managed by someone other than the Outside Trustee or the Related Person, and the Outside Trustee or Related Person did not have knowledge of the transaction until after it had been executed, provided the Outside Trustee has previously identified the account to Calamos’ Chief Compliance Officer.

2.	De Minimis Exception

Purchases or sales in an amount less than $10,0004 in a Covered Security of an issuer (other than shares of mutual funds) that has a market capitalization of at least $5 billion are exempt from the prohibitions with respect to whether Calamos is trading the same or equivalent security for the accounts of its clients of this Code, and are exempt from the pre-clearance requirements of the Code. However, please note that trades falling within this de minimis exception must be reported pursuant to the requirements of this Code.

This exception does not apply to transactions in securities of CAM regardless of the dollar amount of the purchase or sale.

3.	Hardships

Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption to make a transaction may be made to the Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details on your circumstances, reasons for the exception and exception requested.

The Chief Compliance Officer may, in unusual circumstances, approve exceptions from the Code of Ethics applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. In addition, the Chief Compliance Officer may exempt from Access Person status any individual or class of individual employee that is not required under Rule 17j-1 to be covered by the Code in circumstances that are deemed likely to not raise any conflicts with Calamos clients. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Chief Compliance Officer in connection with granting such exception. Any such exceptions will be reported in connection with the regularly scheduled board meetings to the Audit Committee Chairmen of CAM and the Audit Committee Chairmen of the Funds. Both Chairmen have the discretion to report these items to their respective Audit Committees.

4 May not exceed an aggregate of $10,000 within 30 business days without pre-clearance.  In calculating the value of options for purposes of the de minimis exception, the calculation is based on the market value of the shares underlying the option contract, and not the value of the option contract itself.

4.	Corporate Trading/Seed Money/Hedging Transactions

CAM, Calamos Holdings LLC (“CHLLC”), Calamos Family Partners, Inc. (“CFP”) and its owners (“Calamos Family”) may invest in and hedge5 investments made by them in products managed by Calamos to support the continued growth of our investment products and strategies, including investments to seed new products. Notwithstanding any provision to the contrary in this Code, investments, and the corresponding hedging transactions, made by CAM, CHLLC, CFP and the Calamos Family in Calamos products (excluding Closed End Funds) are not subject to the substantive restrictions in this Code, such as the short term trading ban. However, these hedging transactions are subject to pre-clearance by the Compliance Department and reporting to the CAM Audit Committee. In addition, the trading execution order must be (1) Calamos customers, (2) CAM, (3) CHLLC, (4) and CFP and/or the Calamos Family.

The General Counsel may approve additional strategies or instruments based on unusual market circumstances and on the determination that the transactions would not impact the broader market or conflict with any customer activity.

Policies and Procedures Regarding Trading In Securities Of CAM by Personnel and Related Persons

The personal trading policies and procedures regarding securities of other companies are broadly designed to protect Calamos clients against potential misuse of Material Nonpublic Information by Calamos personnel that could disadvantage the client, or enrich Calamos personnel at the expense of clients.Additional restrictions apply to transactions in CAM securities by Calamos personnel.  These restrictions are required under federal law to protect shareholders of Calamos from the potential misuse of Material Nonpublic Information about Calamos itself.

Broadly speaking, the provisions of the Code with respect to the purchase and sale of securities of other companies apply equally to the purchase and sale of CAM securities.  For example, covered accounts that hold CAM securities must be disclosed, duplicate confirmations and statements must be provided, and transactions in CAM securities must be pre-cleared.  However, trading in CAM securities by CAM personnel and their Related Persons are limited to specific periods.  Note that the de minimis exception applicable to securities of other companies does not apply to transactions in CAM securities by CAM personnel and their Related Persons.  Every trade in CAM Securities must be pre-approved.

1.	Blackout Periods and Trading Windows

Quarterly Blackout Periods

The period leading up to CAM's announcement of its quarterly financial results is a particularly sensitive period of time for trading in CAM securities from the perspective of complying with applicable securities laws.  During this period, directors, officers and certain employees and consultants may possess Material Nonpublic Information about the expected financial results for the quarter.  As a result, directors, officers and employees of CAM are prohibited from trading in CAM securities and entering into trading plans including but not limited to dividend reinvestments during the period beginning on the first day of the last fiscal month of each fiscal quarter and ending at the close of the second day of trading on the NASDAQ National Market ("NASDAQ") following the release of the quarterly financial results. For example if the second quarter earnings are released on Monday, July 20th; the blackout window will begin on June 1st and remain in effect until Thursday, July 23rd, or the third trading day after the earnings are released.

5 For purposes of the Code, hedging transactions, or a series of hedging transactions, are defined as instruments used to reduce the overall risk and volatility of investments made in Calamos products only.  The instruments used to complete the hedging transactions must be Broad-based Securities which can be long and/or short instruments that may include, but not limited to, indices, ETFs, and futures as well as options on these instruments. Hedging transactions may also include index collars which are commonly employed  in order to add downside protection while making a trade-off and limiting upside profit potential by writing calls to help finance the cost of the puts.

It should be noted that even during the trading windows, any person possessing Material Nonpublic Information concerning CAM should not engage in any transactions in CAM securities until such information has been known publicly for at least two full trading days, whether or not CAM has recommended a suspension of trading to that person.  Trading in CAM securities during the trading window should not be considered a "safe harbor" for purposes of the insider trading laws, and all directors, officers, employees and other persons should use good judgment at all times and contact the Chief Compliance Officer or General Counsel if there are questions.

The exempt transactions described below under “Certain Exemptions” are permissible even during the quarterly blackout periods.  However, entering into a Rule 10b5-1 trading plan and setting up regularly scheduled plan transactions such as dividend reinvestment plan in CAM Securities are prohibited during blackout periods.  Rule 10b5-1 trading plans are described further in that Section.

Retirement Plan Blackout Periods

In the event that CAM shares are available in any Calamos retirement plan, directors and executive officers of Calamos are prohibited from purchasing, selling, acquiring or transferring Calamos shares and derivative securities acquired in connection with their service or employment during any blackout periods of more than three consecutive business days applicable to the participants in such retirement plan.  Such blackout periods, while rare, usually occur in connection with administrative changes to the plans and plan service providers.  The retirement plan or its sponsor is required to give directors, executive officers and affected plan participants advance written notice of such retirement plan blackout periods.

These blackout periods are intended to conform to the current and any future requirements of and exceptions to Section 306 of the Sarbanes-Oxley Act of 2002, as amended ("Section 306").  This prohibition will be interpreted and implemented in accordance with Section 306 and the regulations thereunder, as amended.

Event Specific Blackout Periods

Calamos reserves the right to impose other trading blackouts from time to time on specified groups of its directors, officers, employees, agents or consultants when, in the judgment of the CAM's General Counsel, a blackout period is warranted.  Calamos will notify those affected by such a blackout of when the blackout begins and when it ends.  Those affected should not disclose to others the fact of such trading suspension.

Certain Exceptions

The prohibitions against trading while in possession of Material Nonpublic Information and during blackout periods do not apply to the following types of transactions in CAM securities:

●
Transactions pursuant to a binding contract, instruction or written plan that complies with the requirements of Rule 10b5-1 ("Rule 10b5-1") under the Securities Exchange Act of 1934, as amended (the "Act").  Any such contract, instruction or written plan must be presented to the Legal and Compliance Department for approval prior to entering into the first transaction under such an arrangement.

●
Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule's requirements.  In general, a Rule 10b5-1 contract, instruction or plan must be entered into outside of blackout periods applicable to such person and when the person is not in possession of Material Nonpublic Information.  Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker.

●
Regularly scheduled and matching contributions to and withdrawals from a CAM stock fund in a benefit plan when the contributions or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information;

●
Regularly scheduled purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the purchases, reinvestments or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information.  However any such contract, instruction or written plan must be presented to the Compliance Department for approval prior to entering into such an arrangement.

●	Bona fide gifts of CAM securities, unless there exists reason to believe the recipient intends to sell the securities while you possess Material Nonpublic Information;

●	Acceptance or vesting and any related stock withholding of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under CAM’s incentive compensation plans;

●	Acquisition or disposition of stock in a stock split, reverse stock split, stock dividend, or other transaction affecting all shareholders in a similar manner;

●
The exercise of restricted stock units by tendering cash or shares to CAM to pay the exercise price or related tax withholding; however, the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes, or the sale of the stock acquired upon the exercise of an option is restricted per the Policy (Note, once a position is established, you must hold the position for 30 days and any subsequent sale is subject to pre-clearance. Additional restrictions may apply to persons identified under the requirement of Section 16); and

●	Any other transaction authorized by the General Counsel of CAM as exempt from the Code.

2.	Prohibitions

As an investment philosophy, CAM does not believe in speculation, and speculation often leads to insider trading issues.  Accordingly, directors, officers and employees of CAM and its affiliates are prohibited from the following activities:

●	Purchases or sales of exchange-listed or OTC options on CAM stock;

●
The exercise of an option or right to purchase CAM shares, or the sale of CAM restricted stock which has vested, is generally not permitted if the final exercise date or the sale date falls within a blackout period, although certain transactions may be permitted, depending upon specific circumstances.

●	Short term or day trading (i.e. purchases and sales within a 30 day period) of CAM shares.

●	Short sales of CAM shares, other than shorting against the box.

Any exceptions to these restrictions must be approved in writing by both the Chief Compliance Officer and the General Counsel of CAM.

Although margining and pledging of CAM securities as collateral is not prohibited, it is strongly discouraged.  In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan.  If such a sale occurs during a blackout period, or when you have access to material non-public information, it may result in unlawful insider trading.  Because of this danger, it is recommended that directors, officers, employees, agents and consultants of CAM not hold CAM stock in a margin account or pledge CAM stock as collateral for a loan.

3.	Additional Requirements for Directors and Executive Officers

Directors, including Outside Directors, and certain officers of CAM and its affiliated companies, as well as other personnel with regular access to CAM’s financial information, must obtain prior clearance from the General Counsel of CAM before engaging in any transaction in CAM securities and securities of closed-end funds managed by CAM.   This includes trades within the trading windows described above.  A request should be made at least two business days in advance of the proposed trade date, and the clearance will generally be good for 48 hours.  CAM personnel subject to this requirement are listed in Attachment A, which may be amended from time to time.

In addition, initial participation in a dividend reinvestment plan of CAM stock must be pre-cleared by CAM’s General Counsel and thereafter only for changes in reinvestment directions (e.g. change in the percent of the dividend amount being reinvested).  The following information must be provided initially for each dividend reinvestment plan of CAM stock you participate in: (i) the name of the plan and plan sponsor; (ii) the reinvestment directions give to the plan sponsor; and (iii) form of ownership (e.g. hold directly, jointly with spouse, through a trust, etc.).  Typically, these transactions need to be reported to the SEC within two business days after the execution of the transaction.

Such persons also may trade in CAM securities and securities of closed-end funds managed by CAM pursuant to the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934.  Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule's requirements by sharply limiting the discretion an insider has over the timing, amount and pricing of trades.  In general, a Rule 10b5-1 contract, instruction or plan must be entered into, in writing, outside of blackout periods applicable to such person and when the person is not in possession of material nonpublic information.  Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  In short, it is similar to regularly scheduled purchases and reinvestments in, or withdrawals from, dividend reinvestment plans or similar programs.  The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker.  Such arrangements must be approved by the Legal & Compliance Department prior to the first transaction.

Section 16 Reporting and Prohibitions

Under the requirements of Section 16 of the Securities Exchange Act of 1934, certain parties are required to report any transactions in CAM securities including but not limited to dividend reinvestments on a regular basis.  These persons include:

●	CAM’s CEO

●	CAM’s principal financial officer

●	CAM’s principal accounting officer (or, if there is no such accounting officer, the controller)

●	Any director of CAM, including Outside Directors

●	Any vice-president of CAM in charge of a principal business unit, division or function (such as sales, administration or finance)

●	Any other officer of CAM who performs a policy-making function, or

●	Any other person who performs similar policy-making functions for CAM.

Officers of CAM's parent(s) or subsidiaries shall be deemed officers of CAM if they perform such policy-making functions for CAM.  In general such persons are deemed to have inside information by virtue of their positions within CAM.

Transactions of immediate family members of the persons listed above also are generally subject to the reporting requirements, on the theory that the director, officer or principal shareholder will financially benefit from these transactions.  For Section 16 purposes, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

These persons, as well as any holder of more than 10% of CAM stock, must file initial reports of CAM share ownership on Form 3 and subsequent reports of transactions on Form 4. Although the Legal Department of CAM is prepared to assist these persons in preparing such filings, the responsibility for such filings, including notifying CAM of the transaction and seeking pre-clearance, is that of the person.

In addition to the periodic reporting requirements, directors, officers and principal shareholders of CAM are subject to the “short swing” trading provisions of Section 16.  Subject to certain exceptions, an officer, director or principal shareholder of CAM who engages in any combination of purchase and sale, or sale and purchase of a CAM security within any period of less than six months must turn over to CAM any profit realized or loss avoided by such a combination of transactions.  This is an absolute penalty imposed by law, and it is imposed regardless of any intention on the part of the director, officer or owner.

CAM’s Legal Department is prepared to assist these persons in determining and satisfying their obligations under Section 16, but that assistance can be offered only if the transactions are reported to CAM’s General Counsel for pre-approval.

Rule 144

Directors and executive officers of CAM are required to file Form 144 with the SEC and NASDAQ before making an open market sale of CAM shares.  The Form 144 notifies the SEC and NASDAQ of an intent to sell CAM shares.  Although the Form 144 is generally prepared and filed by the Calamos Legal Department, the reporting person retains responsibility for the timeliness and accuracy of reports.  Again, that assistance can be offered only if the transactions are reported to CAM’s General Counsel for pre-approval.

OTHER REGULATORY REQUIREMENTS

Certain other restrictions are imposed upon Calamos personnel, other than Outside Trustees, Unaffiliated Trustees and Outside Directors, as a result of being in a highly regulated industry.

1.	Outside Employment

What employees do outside the office on their own time is their business as long as it does not reflect negatively on the Company.  However, for full-time employees of Calamos, it is expected that their position with the company is their primary employment.  Any outside activity must not interfere with an employee’s ability to properly perform his or her job responsibilities.

Personnel contemplating a second job must notify their supervisor immediately.  The supervisor will thoroughly discuss this opportunity with the employee to ensure it will not interfere with job performance at Calamos, nor pose a conflict of interest.  All outside business activities must be approved by your supervisor and reported to the Chief Compliance Officer via the completion of the Notice of Outside Business Activities Form.

2.	Service As A Director Or Officer

No Access Person may serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the President or the Chief Compliance Officer, based on a determination that the board service would not be inconsistent with the interests of the clients of CAM. If an Investment Person is serving as a board member, that Investment Person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.   Because of the potential for real or apparent conflicts of interests, such service is strongly discouraged.

3.	Gifts

Regulators require that Calamos monitor the receipt and giving of gifts.  The regulatory concern is that the receipt or giving of gifts, or excessive entertainment or favors could interfere with fiduciary judgment.

Accepting Gifts and Entertainment

Except as otherwise specifically stated below, an Access Person or his/her family members must not accept excessive gifts, entertainment or favors from current or prospective customers or suppliers of Calamos.  Cash gifts and checks or gift certificates convertible into cash are always inappropriate and must never be accepted. Other gifts up to $100 in retail value may be accepted if the Access Person is certain that there is no conflict of interest or appearance of any conflict of interest raised by the gift(s).  If an employee receives a gift, over a $100 retail value, the employee must submit a written report to the Chief Compliance Officer.   Reports submitted to the Chief Compliance Officer must contain the following information: name of recipient; title or position; department; name of donor; description of gift; date received; actual or estimated value. Such reports are to be prepared and submitted immediately upon receipt of such gift.  Senior Management reserves the right to require the person to return any gift if it determines such return is appropriate under the circumstances.

Invitations for excessive or extravagant entertainment must be declined.  If such entertainment is accepted inadvertently, it must be reported in writing in accordance with the above guidelines.  Employees should only accept types of entertainment that they believe would be deemed appropriate.  No gifts should be accepted by one employee from another employee if accepting such gifts would create a conflict of interest or the appearance thereof, if such gifts would be considered excessive, or if such gifts are inappropriate or in bad taste.

Presenting Gifts and Entertainment

In situations where Calamos is to present a gift, entertainment, or other accommodation to a current or prospective customer or supplier, Investment Persons or Access Persons must use careful judgment to determine that the matter is handled in good taste and without excessive expense.  All entertainment presented by Calamos or in the name of Calamos must be appropriate and in good taste.  Employees presenting a gift, entertainment or accommodation must be certain that such gift, entertainment or accommodation they have selected would be appropriate. If there are any questions as to whether or not a particular form of gift, entertainment or accommodation is appropriate, such gift, entertainment or accommodation should not be presented.  Prior approval from the Chief Compliance Officer is required before purchasing a gift with a retail value over $100 or the presentation of a gift combined with other gifts given to the same client during the calendar year would exceed $100.  Reports should include name of donor; title or position; department; name of recipient, description of gift; date presented; and actual value.

Access Persons sometimes obtain Calamos-owned tickets to sporting or cultural events, etc.  When an Access Person is accompanying a customer to the event using the Calamos-owned tickets, the use of such tickets is considered to be customer entertainment.  When an Access Person presents such tickets to a customer, but does not attend the event with the customer, the presentation of such Calamos-owned tickets is then considered a gift to the customer.  In either event, care must be taken to ensure that such gift or entertainment is an appropriate business expense for Calamos.  It is expected that Calamos-owned tickets would not be repeatedly used to entertain, or be presented as gifts to, the same customer.

4.	Identifying Actual or Potential Conflicts of Interest

Calamos believes that the interests of Calamos and its clients can and should be aligned, despite the potential for conflicts of interest in the investment adviser/client relationship.  In addition to being in the best interests of our clients to avoid conflicts of interest, it is in the best interest of Calamos itself to avoid actual and even, if possible, potential conflicts of interest.

In a company of our size and complexity, it can become difficult to identify conflicts of interest and other potential problems.  But identification is the first and most necessary step in resolving those issues.  Calamos believes that those dealing with the details of running its business operations are in just as good a position – often a better one – as Calamos management to identify potential problems.

All Calamos employees have an interest in identifying and solving potential problems.  Each employee should feel free to raise questions and analyze what he or she is doing.  In the end, Calamos is paying all of us to think and use our best judgment, and that includes raising questions and joining the discussion that shapes our business policies and practices.  If any employee is concerned about an apparent conflict of interest, or any other legal or ethical question involving our businesses, we want to hear from you so that we can take the appropriate action.

Calamos recognizes that some people may feel uncomfortable raising issues, especially if they question the propriety of something that is occurring.  Although people should not  be afraid to raise these points openly, as an alternative Calamos has established the EthicsPoint program for reporting and resolving issues under the Calamos Standards of Conduct, including conflicts of interest and other legal or ethical issues.  Under the EthicsPoint program, any employee can report any type of actual or suspected violation on an anonymous, no retaliation basis.  The EthicsPoint program, which is described more completely on the Calamos intranet site, has established a procedure for investigating and resolving such issues, and the same procedures will be used to resolve issues raised face-to-face, outside the EthicsPoint program.

YEARLY CERTIFICATION

Copies of the Code will be provided to all personnel at least yearly.  They will be required to sign a certification that they have read and understand the provisions of the Code, and that they have abided by all of its provisions.

RECORD RETENTION

The Compliance Department shall maintain the records listed below for a period of five years in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five years;

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

●	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

●	A record of any decision and supporting reasons for approving the acquisition of securities in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

●
A copy of each Initial Statement of Beneficial Ownership of Securities ( SEC Form 3), Statement of Changes of Beneficial Ownership of Securities ( SEC Form 4), and Annual Statement of Beneficial Ownership of Securities ( SEC Form 5).

Effective Date:       June 30, 2005